Exhibit 10.1

July 5, 2022

Kevin L. Cook

c/o Lineage Cell Therapeutics, Inc.

2173 Salk Avenue, Suite 200

Carlsbad, CA 92008

Re:	Separation Agreement

Dear Kevin:

This letter agreement (this “Agreement”) summarizes the terms of the separation agreement that Lineage Cell Therapeutics, Inc. (“Lineage”) is offering to you in connection with your employment termination.

1. Employment Resignation.

(a) Separation Date. Effective July 8, 2022 (the “Separation Date”), you have resigned as Chief Financial Officer of Lineage, as well as all other positions you may hold as an employee, officer and/or director of Lineage or any of its subsidiaries or affiliates. You have informed Lineage that your resignation is not related to any disagreement regarding Lineage’s operations, policies, or practices.

(b) Accrued Salary and Paid Time Off. Lineage will pay you all accrued base salary, and all accrued and unused paid time off earned through the Separation Date, subject to required payroll deductions and withholdings. You are entitled to these payments even if you do not sign this Agreement.

(c) Expense Reimbursements. You agree to submit, within 30 calendar days after the Separation Date, expense reports to Lineage seeking reimbursement for any business expenses incurred through the Separation Date. Lineage will reimburse you for these business expenses, pursuant to its standard policies and practices.

2. Separation Benefits. In consideration of and in return for the promises and covenants undertaken by you and Lineage herein, and the releases and other promises given by you herein, although not otherwise obligated to do so, if you sign, date and return this Agreement to Lineage within 21 calendar days from the date you receive it, and you subsequently do not revoke your acceptance of this Agreement, and you comply with your continuing obligations owed to Lineage, including pursuant to the Employee Confidential Information and Invention Assignments Agreement between you and Lineage dated June 8, 2021 (the “Confidentiality Agreement”), the Employment Agreement dated June 8, 2021 between you and Lineage (the “Employment Agreement”), and this Agreement, Lineage agrees to (collectively, the “Separation Benefits”):

(a) pay you in a lump sum an amount equal to $318,975.00, which is equal to 9 months’ of your base salary as in effect immediately prior to the Separation Date; and

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(b) make a payment each month during the COBRA Premium Period (as defined below) of any health insurance benefits you were receiving as of the Separation Date under a Lineage employee health insurance plan subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); provided that you timely elect to have such COBRA coverage and you timely pay any required premium payment that you would have had to pay if you were still a full time employee; provided, further, that, in the event you become covered under another employer’s group health plan during the COBRA Premium Period, you must immediately notify Company of such event. “COBRA Premium Period” means the period starting on the Separation Date and ending on the earliest to occur of: (i) 9 months following the Separation Date or (ii) the date you become eligible for group health insurance coverage through a new employer.

Lineage shall not be obligated to make any of the payments described above until the expiration of any applicable revocation period with respect to this Agreement. All compensation payable to you hereunder is subject to applicable taxes, deductions and withholdings.

3. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from Lineage any additional compensation, bonuses, incentive compensation, severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

4. Return of Lineage Property. On the Separation Date, you must return to Lineage all Lineage documents (and all copies thereof) and other Lineage property and equipment that you have in your possession or control (except as otherwise agreed by the Chief Executive Officer of Lineage in writing), including any materials of any kind that contain or embody any proprietary or confidential information or trade secret information of Lineage (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, or portable electronic device (e.g., iPhone, Android device, or iPad) (collectively, “Personal Systems”) to receive, store, prepare or transmit any Lineage confidential or proprietary data, materials or information, then on or before the third calendar day following the Separation Date, you will provide Lineage with a computer-useable copy of all such information and then permanently delete and expunge all such Lineage confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form.

5. Nondisparagement. You agree not to disparage Lineage (including its subsidiaries), its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation. Nothing in this Agreement will be interpreted or construed to prevent you from giving truthful testimony to any law enforcement officer, court, administrative proceeding or as part of an investigation by any Government Agency (as defined in Section 8(c)). In addition, nothing in this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under federal law or regulation or under other applicable law or regulation.

6. Cooperation and Assistance. You agree to voluntarily cooperate with Lineage, if you have knowledge of facts relevant to any threatened or pending claim, investigation, audit or litigation against or by or involving Lineage, by making yourself reasonably available for interviews with Lineage or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony. Lineage will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation).

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7. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by Lineage to you or to any other person, and that Lineage makes no such admission.

8. Release of Claims.

(a) General Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, including the Separation Benefits, you hereby generally and completely release Lineage and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include: (i) all claims arising out of or in any way related to your employment with Lineage, or the termination of that employment; (ii) except for your eligibility for the Separation Benefits pursuant to the terms of Section 2 above, all claims related to your compensation or benefits from Lineage, including salary, bonuses, commissions, incentive compensation, vacation pay, expense reimbursements, severance benefits, fringe benefits, stock, stock options, or any other ownership interests in Lineage; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing related to your employment with Lineage; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all constitutional, federal, state, and local statutory and common law claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any right to indemnification and/or contribution, advancement or payment of related expenses you may have pursuant to Lineage’s Bylaws or Articles of Incorporation or under any written indemnification or other agreement between you and Lineage, and/or under applicable law; (ii) any rights you may have to insurance coverage under any directors and officers liability insurance, other insurance policies of Lineage, COBRA or any similar state law; (iii) any claims for worker’s compensation, state disability or unemployment insurance benefits, or any other claims that cannot be released as a matter of applicable law; (iv) rights to any vested benefits under any stock, compensation or other employee benefit plan of Lineage; and (v) any rights you may have as an existing shareholder of Lineage. In addition, nothing in this Agreement prevents you from filing a charge or complaint with the Equal Employment Opportunity Commission or any similar state or local fair employment law agency, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). This Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

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9. ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have 21 calendar days to consider this Agreement (although you may choose voluntarily to sign this Agreement sooner); (d) you have 7 calendar days following the date you sign this Agreement to revoke your acceptance of this Agreement (in a written revocation sent to and received by George A. Samuel III, Lineage’s General Counsel and Corporate Secretary); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date that this Agreement is signed by you provided that you do not revoke it.

10. Waiver of Unknown Claims. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS RELATED TO YOUR EMPLOYMENT BY THE COMPANY. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including the release of unknown and unsuspected claims.

11. Confidential Information and Inventions. You acknowledge and reaffirm you continue to be subject to the obligations of the Confidentiality Agreement and Sections 3, 4 and 6 of the Employment Agreement. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

12. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked; have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or otherwise; and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

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13. Dispute Resolution. You and Lineage both agree that any and all disputes, claims, or causes of action, in law or equity, including statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with Lineage, its predecessors or affiliates, or the termination of your employment with Lineage, its predecessors or affiliates, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator. The arbitration will be held in San Diego, California, or such other location as then-agreed by the parties. Both you and Lineage acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which will be provided to you upon request. In any such proceeding, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Agreement and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition. You and Lineage each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either Lineage or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. Lineage shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

14. Miscellaneous. This Agreement, including the Confidentiality Agreement and the surviving sections of the Employment Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and Lineage with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of Lineage. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and Lineage, and inure to the benefit of both you and Lineage, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. The words “includes,” “including” and similar terms shall be construed as if followed by the words “without limitation.”

If this Agreement is acceptable to you, please sign below on or within 21 calendar days from the date you receive it from Lineage, and then promptly return the fully signed original to me. Lineage’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

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We wish you the best in your future endeavors.

Sincerely,

Lineage Cell Therapeutics, Inc

By:	/s/ Brian M. Culley
Brian M. Culley
Chief Executive Officer

I have read, understand and agree fully to the terms and conditions of this Agreement:

/s/ Kevin L. Cook
Kevin L. Cook

July 5, 2022
Date

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